Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-121196) of Mine Safety Appliances Company of our report dated June 26, 2006 relating to the financial statements and supplemental schedule of the MSA Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

June 26, 2006